EXHIBIT (d)(2)

SHARE PURCHASE AGREEMENT

between

Société Air France

as the Purchaser

the State of the Netherlands

as the Seller

Koninklijke Luchtvaart Maatschappij N.V.

as the Company

for the purchase by Société Air France of the Priority Shares held by the State of the Netherlands in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date: 16 October 2003

SHARE PURCHASE AGREEMENT

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Paris, 95747 Roissy CDG Cedex, France, hereinafter referred to as “AF”;

2.	The State of the Netherlands, duly represented by the Minister of Transport, Public Works and Water Management (Minister van Verkeer en Waterstaat) and the Minister of Finance (Minister van Financiën), hereinafter referred to as the “State”;

3.	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33014286 and having its registered office at Amstelveen, the Netherlands, hereinafter referred to as “KL”;

WHEREAS

A.	AF and KL have jointly determined that it is in the best interest of their respective groups and shareholders to combine their respective businesses and operations, in order to create a leading airline group (the “Combination”).

B.	In order to achieve the Combination, AF and KL intend to enter into an agreement entitled Framework Agreement (the “Framework Agreement”) pursuant to which AF will make an exchange offer (the “Exchange Offer”) for all of the issued and listed common shares in bearer form in the capital of KL (the “KL Common Shares”) and listed common shares in registered form, represented by certificates registered in New York (New York Registry Shares) of KL (each a “KL NYRS”), in the share capital of KL (the KL Common Shares and the KL NYRSs being hereinafter referred to as the “KL Securities”), with a view to acquiring all the tendered KL Securities, subject to the terms and conditions of the Exchange Offer.

C.	The State is the sole legal and beneficial owner of the Priority Shares (as defined below).

D.	The Parties have agreed that, subject to the Exchange Offer being made and subsequently honoured (gestand gedaan) by AF in compliance with its terms and conditions (the date of settlement of the Exchange Offer is hereinafter referred to as the “Completion Date”), the State shall sell and transfer the Priority Shares to AF and AF shall purchase and accept the Priority Shares from the State free of any Encumbrance and on the terms and subject to the conditions of this Agreement.

NOW HEREBY AGREE AS FOLLOWS

1.	INTERPRETATION

1.1.	Definitions

The capitalised terms and expressions in this Agreement shall have the meaning ascribed to them in the Framework Agreement unless otherwise specified in this Agreement:

2001 Letter Agreement	the agreement between KL and the State dated 30 October 2001

Agreement 1994	the agreement between the State and KL dated 11 February 1994, as amended

Agreement 1996	the agreement between the State of the Netherlands and KL dated 23 December 1996, as amended

Agreement 1998	the agreement between the State and KL dated 6 July 1998, as amended

Business Day	a day (other than a Saturday or a Sunday) on which banks are generally open in the Netherlands and in France

Combined Group	has the meaning as ascribed thereto in the Framework Agreement

Completion	completion of the sale and purchase of the Priority Shares in accordance with this Agreement

Completion Date	shall have the meaning ascribed thereto in paragraph D of the preamble

Deed of Transfer	the deed or deeds to be executed by the relevant Parties on the Completion Date in the form as attached hereto as Schedule 1

Encumbrances	means any liens, charges, pledges, encumbrances, security interests, options, rights of first refusal or right of first offer or any agreement, option, undertaking, offer or personal right or other obligation that has the purpose or effect of restricting the ownership or the transferability of the relevant security, except for those arising from Book 2 of the Dutch Civil Code or the articles of association of KL

Notary	a civil law notary (notaris) of NautaDutilh Amsterdam

Priority Shares	975 priority shares owned by the State with a nominal value of EUR 2 each in the issued and outstanding share capital of KL

Warranties	the representations and warranties on the part of the State as contained in Clause 6 hereof and/or on the part of AF and KL as contained in Clause 7 hereof, as the case may be

1.2.	Interpretation

a.	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

b.	Words denoting the singular shall include the plural and vice versa. Words denoting one gender shall include another gender.

c.	English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of those words in English law or any other foreign law shall be disregarded.

d.	This Agreement has been drawn up in English. In the event of any discrepancy between the English text of this Agreement or any agreement resulting therefrom and any translation thereof, the English language version shall prevail. Subject to Clause 1.2 (c) the English language version shall also prevail for interpretation purposes.

e.	The words “include”, “included” or “including” are used to indicate that the matters listed are not a complete enumeration of all matters covered.

f.	The headings used in this Agreement are for convenience and reference only and are not to effect the construction of this Agreement or be taken into consideration in the interpretation of this Agreement.

g.	Unless otherwise stated, references to Clauses are to clauses of this Agreement.

2.	SALE AND PURCHASE, PURCHASE PRICE

2.1.	Sale and purchase

Subject to the terms and conditions hereof and subject to AF and KL having entered into the Framework Agreement, the State shall sell to AF and AF shall purchase from the State the Priority Shares.

2.2.	Transfer

On the Completion Date and subject to the terms and conditions hereof, the State shall transfer (leveren) the Priority Shares to AF free from all Encumbrances and together with all rights attaching to them in accordance with the Deed of Transfer, against payment of the purchase price for the Priority Shares in accordance with Clause 2.3 and Clause 4.2 hereof. KL shall acknowledge the transfer of the Priority Shares through execution of the Deed of Transfer.

2.3.	Purchase Price

23.1.	The purchase price payable by AF to the State for the Priority Shares shall be the sum of eleven thousand seven hundred ninety-seven EUR and fifty cents, EUR 11,797.50, being EUR 12.10 per Priority Share, being the amount paid on the Priority Shares according to KL’s books.

23.2.	The purchase price shall be increased by any unpaid dividends and other distributions as at the Completion Date.

3.	CONDITIONS PRECEDENT

3.1.	Completion is conditional on (i) the Framework Agreement having been entered into by AF and KL, and (ii) the meeting of priority shareholders in the capital of KL excluding KL having given its approval in respect of such transfer and (iii) the honouring (gestanddoening) of the Exchange Offer by AF.

3.2.	The conditions precedent set out in Clause 3.1 are for the benefit of all Parties and may not be waived without the written consent of the Parties.

3.3.	If the condition precedent set out in Clause 3.1 (i) has not been fulfilled by 31 October 2003 (or such later date as the Parties may agree in writing), or if the condition precedent set out in Clause 3.1 (iii) has not been fulfilled or waived by 31 December 2004 (or such later date as the Parties may agree in writing), this Agreement shall terminate with immediate effect (without further notice required), except for this Clause, the Clauses headed “Confidentiality”, “Miscellaneous”, “Governing Law and Disputes”, and “Interpretation”, all the other Clauses of this Agreement shall lapse (vervallen) and cease to have effect.

4.	COMPLETION

4.1.	Completion shall take place at the offices of the Notary at 10.00 a.m. on the Completion Date or at such other time and on such later date as the Parties may agree.

4.2.	On the Completion Date, prior to Completion, AF will pay the purchase price for the Priority Shares as provided for in Clause 2.3 hereof by wire transfer into an account designated by the State no later than three (3) Business Days prior to the Completion Date.

4.3.	On the Completion Date the Priority Shares shall be transferred to AF pursuant to the Deed of Transfer.

5.	MEETING OF PRIORITY SHAREHOLDERS

KL hereby irrevocably undertakes and agrees to and with AF that the management board of KL shall convene a meeting of priority shareholders as soon as possible after the date hereof inter alia to approve the transfer of the priority shares to AF. The State agrees that it shall vote in favour of the transfer of the Priority Shares to AF in such meeting of priority shareholders.

6.	UNDERTAKINGS OF THE STATE

6.1.	The State hereby irrevocably undertakes and agrees to and with AF that:

a.	unless and until the Exchange Offer lapses or is withdrawn or the State’s obligations under this undertaking lapse in accordance with this Agreement, the State will not (i) sell, transfer, charge, pledge or grant any option over or otherwise dispose of, or bring about a transaction in, any of the Priority Shares or any interest in any of the Priority Shares; or (ii) acquire any further interest in any (depository receipts of) shares in KL, save as provided for in the Agreement 1994, the Agreement 1998, the 2001 Letter Agreement or the Amended State Option;

b.	unless and until the Exchange Offer lapses or is withdrawn or the State’s obligations lapse in accordance with this Agreement, the State shall vote on the Priority Shares in accordance with the best interest of KL and in the best interest of the Combined Group and its shareholders but in any event in full compliance with the principles and rules of corporate governance as provided for in Clause 7 of the Framework Agreement; and

c.	the public announcement which unequivocally states the intention of AF to make the Exchange Offer, and any further announcements as made by AF alone or in conjunction with KL, may incorporate a reference to the State and to the terms of this undertaking, and, in accordance with the rules of the Securities Markets Supervision Act (Wet toezicht effectenverkeer 1995) and the Securities Markets Supervision Decree (Besluit toezicht effectenverkeer 1995) and/or applicable Euronext Amsterdam N.V. regulations, the offer document will refer to this Agreement. AF and KL agree to consult with the State regarding any such reference to the State and to the terms of such undertaking.

6.2.	The Parties hereby irrevocably agree and the State acknowledges that any and all rights to dividends and/or other distributions attaching to the Priority Shares, whether deriving from the 1996 Agreement or any other agreement to which the State and/or KL is a party, shall terminate upon Completion, subject to the purchase price for the Priority Shares having been increased as set out in Clause 2.3.2 hereof.

7.	STATE WARRANTIES

7.1.	The State represents and warrants (garandeert) to AF that:

a.	it is the sole legal and beneficial holder and owner of the Priority Shares, the Priority Shares are fully paid or credited as fully paid and the Priority Shares are free from all Encumbrances;

b.	no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this Agreement, other than the approval of the meeting of priority shareholders in respect of the transfer of the Priority Shares; and

c.	it has all relevant authority to transfer the Priority Shares together with all rights attaching to them and there are no applicable restrictions or limitations pertaining to the Priority Shares, except for those arising from Book 2 of the Dutch Civil Code or the articles of association of KL.

7.2.	The State will pay to AF all damages, liabilities, losses and costs of AF incurred as a result of the breach of a Warranty determined in accordance with article 6:96 Dutch Civil Code.

7.3.	Any payment made by the State in respect of a breach of the Warranties shall be deemed to be a reduction of the purchase price for the Priority Shares as provided for in Clause 2.3 hereof.

8.	AF AND KL WARRANTIES

8.1.	Each of AF and KL represents and warrants (garandeert) for itself to the State that:

a.	it has the requisite power and authority to enter into and perform this Agreement;

b.	this Agreement has been duly authorised and executed by it and constitutes a binding obligation on it, enforceable in accordance with its terms;

c.	compliance with the terms of this agreement does not and will not conflict with or constitute a default under: (i) any provision of its articles of association (or equivalent documents); or (ii) any lien, lease, order, judgement, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which it is bound;

d.	no further consent, approval or authorisation of any governmental agency or other person is required by it for the entry into and the performance of its obligations under this Agreement.

8.2.	Each of AF and KL will pay to the State all damages, liabilities, losses and costs of the State incurred as a result of the breach of a Warranty determined in accordance with article 6:96 Dutch Civil Code.

9.	CONFIDENTIALITY

9.1.	No Party shall make or permit any person connected with it to make any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion, except in respect of KL and AF to the extent agreed otherwise in the Framework Agreement.

9.2.	AF and KL shall and shall procure that each member of their respective groups from time to time shall keep confidential all confidential information provided to them by or on behalf of the State or otherwise obtained by or in connection with this Agreement which relates to the State.

9.3.	The State shall keep confidential all confidential information provided to it by or on behalf of AF or KL or otherwise obtained by or in connection with this Agreement which relates to AF or KL or any member of their respective groups.

9.4.	Nothing in this Clause 9 prevents any announcement being made or any confidential information being disclosed:

a.	by the State to the extent required pursuant to the Wet openbaarheid bestuur or any other applicable Act, rule, regulation or custom;

b.	with the written approval of the other Parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

c.	to the extent required by law or any competent regulatory body, subject to the Party required to disclose any confidential information promptly notifying the other Party, where practicable and lawful to do so, before disclosure occurs and co-operating with the other Party regarding the timing and content of such disclosure or any action which the other Party may reasonably elect to take to challenge the validity of such requirement.

10.	POST COMPLETION UNDERTAKING

On or after Completion the State shall, at its own cost and expense, execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as AF may from time to time require in order to vest any of the Priority Shares in AF or as otherwise may be necessary to give full effect to this Agreement.

11.	MISCELLANEOUS

11.1.	Partial invalidity

In the event that a provision of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, in view of the Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision.

If the event described in the previous paragraph occurs, the Parties shall make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and purpose of this Agreement.

11.2.	No rescission

The Parties hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, this Agreement and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of this Agreement.

11.3.	Assignment

No Party may assign any of its rights or transfer any of the obligations under this Agreement without the prior written consent of the other Parties.

12.	GOVERNING LAW AND DISPUTES

12.1.	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

12.2.	In the event a dispute between the Parties arises out or in connection with this Agreement, including any question concerning its validity, termination, interpretation, performance, operation, enforcement or breach, such dispute shall firstly be submitted to settlement proceedings under the ICC Rules of Optional Conciliation of the International Chamber of Commerce for settlement. Settlement shall be conducted by a sole conciliator appointed in accordance with said rules. The place of settlement shall be Brussels. The conciliation procedure shall be conducted in the English language. If the dispute has not been settled pursuant to said rules within five business days following the filing of a request for conciliation or within such other period as the Parties may agree in writing, such dispute shall be finally settled in accordance with the rules of arbitration of the International Chamber of Commerce. The arbitral tribunal shall be composed of three arbitrators appointed in accordance with said rules. The place of arbitration shall be Brussels, Belgium. The arbitral procedure shall be conducted in the English language.

Signed in three copies on 16 October 2003 by

Société Air France

/s/ JEAN-CYRIL SPINETTA
By:
Koninklijke Luchtvaart Maatschappij N.V.		Koninklijke Luchtvaart Maatschappij N.V.

/s/ L.M. VAN WIJK		/s/ R.A. RUIJTER
By:	L.M. van Wijk	By:	R.A. Ruijter

The State of the Netherlands		The State of the Netherlands

/s/ W. MOERMAN		/s/ F.L. BUSSINK
By:	W. Moerman (Ministry of Transport, Public Works and Water Management)	By:	F.L. Bussink (Ministry of Finance)

SCHEDULE 1

DEED OF TRANSFER

DEED OF TRANSFER

between

Société Air France

as the Purchaser

the State of the Netherlands

as the Seller

Koninklijke Luchtvaart Maatschappij N.V.

as the Company

for the acquisition by Société Air France of the Priority Shares held by the State of the

Netherlands in the share capital of Koninklijke Luchtvaart Maatschappij N.V.

NautaDutilh

Amsterdam

Place: Amsterdam

Date:

1

THE UNDERSIGNED

1.	Société Air France, a société anonyme incorporated under the laws of France with a share capital of EUR 1,868,137,539.50 registered under the number 552 043 002 RCS Bobigny and having its registered office at 45, rue de Par 95747 Roissy CDG Cedex, France, (hereinafter referred to as the “Purchaser”);

2.	The State of the Netherlands, duly represented by the Minister of Transport, Public Works and Water Management (Minister van Verkeer en Waterstaat) and the Minister of Finance (Minister van Financiën), (hereinafter referred to as the “State”);

3.	Koninklijke Luchtvaart Maatschappij N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, registered under the number 33014286 and having its registered office at Amstelveen, the Netherlands, (hereinafter referred to as “KL”),

WHEREAS

A.	The State is legal and beneficial owner of the Priority Shares (as defined below);

B.	By a share purchase agreement dated 16 October 2003 (the “Agreement”), entered into by the State and the Purchaser (the “Parties”), the Parties have agreed that the State shall sell and transfer the Priority Shares to the Purchaser and the purchaser shall purchase and accept the Priority Shares from the State free of any encumbrance and on the terms and subject to the conditions of the Agreement;

C.	The State and the Purchaser now wish to effect the sale, purchase and transfer of the Priority Shares.

NOW HEREBY AGREE AS FOLLOWS

PURCHASE AGREEMENT

Article 1.

On the terms and conditions of the Agreement and this present agreement (hereinafter collectively the “Share Purchase Agreement”), the State hereby sells to the Purchaser, and the Purchaser purchases from the State, 975 priority shares in the issued and outstanding share capital of KL, having a nominal value of EUR 2 each (the “Priority Shares”).

PURCHASE PRICE

Article 2.

The purchase price for the Priority Shares amounts to EUR 11,797.50.

The State has received that purchase price and hereby grants full and final discharge to the Purchaser for the payment thereof.

TRANSFER

Article 3.

Pursuant to the Share Purchase Agreement, the State hereby transfers the Priority Shares to the Purchaser, who accepts this transfer.

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NO RESCISSION

Article 4.

The State and the Purchaser hereby waive (i) their rights under Articles 6:265 to 6:272 of the Dutch Civil Code to rescind (“ontbinden”), or demand in legal proceedings the rescission (“ontbinding”) of, the present sale, purchase and transfer of the Priority Shares and (ii) their rights to demand in legal proceedings annulment (“vernietiging”) of the present sale, purchase and transfer of the Priority Shares.

SHARE TRANSFER RESTRICTIONS

Article 5.

The share transfer restrictions in KL’s articles of association have, in respect of the transfer of the Priority Shares by this agreement, been duly observed, as is evidenced by a written resolution of the priority shareholders dated [                    ].

ACKNOWLEDGEMENT

Article 6.

KL declares that it has taken cognizance of and hereby acknowledges the transfer of the Priority Shares by this present agreement.

GOVERNING LAW AND DISPUTES

Article 7.

1.	This agreement shall be governed by and construed in accordance with the laws of the Netherlands.

2.	The provisions of Clause 12 of the Agreement relating to dispute resolution and arbitration shall apply mutatis mutandis to any dispute arising in connection with this present agreement.

Signed in three copies on [                    ] 2004 by

Société Air France	Koninklijke Luchtvaart Maatschappij N.V.

By:	By:
The State of the Netherlands

By:

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